Exhibit 15.1

April 24, 2026

To: J and Friends Holdings Limited (the “Company”)

Room 02/a, 7/F, A T Tower, 180 Electric Road

North Point, Hong Kong

Ladies and Gentlemen:

We hereby consent to the reference of our name under the headings “Item 4. Information on the Company—C. Organizational Structure—Historical Contractual Arrangements with Our Former VIEs” in the Company’s annual report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2026. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Shihui Partners
SHIHUI PARTNERS